Exhibit 10.28

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made and entered into by and between Rich Fitzgerald (“Employee”), and SMTC Corporation (“SMTC”), who hereby agree as follows:

1.Transition Period and Separation Date.

a.Effective as of the date hereof (the “Transition Date”) through the date Employee’s employment with SMTC is terminated (the “Separation Date”), Employee will continue to be employed by SMTC on a full-time basis.  Provided that Employee complies in full with Employee’s obligations hereunder, it is expected that the Separation Date will be March 31, 2021; provided, however, that the Separation Date may be extended in the event that SMTC’s closure and consolidation of the Zacatecas, Mexico facility is not substantially completed by March 31, 2021, as determined in the sole discretion of SMTC’s Chief Executive Officer.  The period beginning on the Transition Date and concluding on the Separation Date is hereinafter referred to as the “Transition Period”.

b.During the Transition Period, Employee will continue to receive Employee’s base salary, payable at the rate in effect as of the date hereof, and to participate in all employee benefit plans of SMTC in accordance with the terms of those plans.  Employee acknowledges and agrees that as of the date hereof, Employee holds a vested option to purchase 134,371 shares of SMTC’s common stock at an exercise price of $1.26 per share and an unvested option to purchase 200,000 shares of SMTC’s common stock at an exercise price of $3.67 per share (the “Options”).  During the Transition Period, the Options will remain outstanding in accordance with their respective terms, provided that if Employee remains employed through the consummation of the Transaction (as defined below), the Options will vest in full as of immediately prior to the consummation of the Transaction.  During the Transition Period, Employee will perform duties as may be assigned to Employee from time to time by the Chief Executive Officer of SMTC, and to assist with the transition of Employee’s duties and responsibilities to any SMTC designees.  Such duties will include, without limitation, (i) supporting the consolidation of SMTC’s operations in Zacatecas, Mexico into its operations in Chihuahua, Mexico, (ii) onboarding Employee’s successor or successors in the role of Chief Operating Officer, and (iii) providing assistance as reasonably requested in the closing of the transaction contemplated by the Agreement and Plan of Merger by and between EMS Silver Inc., EMS Silver Merger Sub Inc., and the Company dated as of January 3, 2021 (the “Transaction”). Employee will continue to devote Employee’s best professional efforts to SMTC, and to abide by all SMTC policies and procedures as in effect from time to time.  Employee agrees that, within ten (10) days following the Separation Date, he will submit his final expense reimbursement statement reflecting all business expenses incurred through the Separation Date, if any, for which he seeks reimbursement. SMTC will reimburse Employee for these expenses pursuant to its regular business practice.

c.SMTC may terminate Employee’s employment at any time before and during the Transition Period upon notice to Employee.  If SMTC terminates Employee’s employment for Cause (as defined in the Employment Agreement (as defined below)) or if Employee voluntarily

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resigns, Employee will not be eligible to receive the severance benefits described in Section 2 hereof.

2.Severance Payment.  In consideration of Employee’s acceptance of this Agreement and subject to Employee meeting in full Employee’s obligations hereunder, including Employee’s obligation to execute a post-employment general release and waiver of claims in the form attached hereto as Exhibit A (the “Post-Employment Release”), and in full consideration of any rights he may have under the Employment Agreement, SMTC will pay to Employee the amount of $323,100, equal to fifty-two (52) week(s) of his final base salary, as severance and consideration for entering into this Agreement with SMTC.  Such payment will be made in equal periodic installments, beginning the first regularly scheduled pay date after the effective date of the Release, in accordance with SMTC’s customary payroll practices (including required withholding and deductions).

3.Acknowledgement of Full Payment.  Employee acknowledges that he would not be entitled to the payments mentioned in Section 2, above, in the absence of his executing this Agreement.  Employee further acknowledges that, as of the Separation Date, Employee will receive (i) pay for any accrued but unused vacation as of the Separation Date; (ii) pay for work done during the last pay period before the Separation Date.  Employee agrees that, apart from any payments or benefits expressly provided for under this Agreement, he is not entitled to any other wages, benefits, compensation or payments from SMTC, whether under the employment agreement by and between Employee and SMTC dated as of May 11, 2017 (the “Employment Agreement”).  Employee expressly acknowledges and agrees that any change in Employee’s title, authority, responsibilities or duties as set forth or otherwise associated with the transition contemplated herein or resulting from or made in connection with the Transaction shall not constitute “Good Reason” for purposes of the Employment Agreement or otherwise or entitle Employee to any severance, benefits or other rights under the Employment Agreement or otherwise.

4.Employee’s Release of All Claims (“Release”).  In consideration of the provisions, promises, terms and conditions in this Agreement, and the severance pay provided to Employee under Section 2 above, Employee, on his own behalf and on behalf of his heirs, executors, administrators, assigns and successors, hereby releases, discharges, satisfies and cancels all claims, actions, causes of action and liabilities of any kind whatsoever which he now has, may now have or has ever had against SMTC; all of its subsidiaries, parent companies, related companies, affiliates, predecessors, successors and assigns (together, “Affiliates”); and all of their respective past, future and present representatives, agents, officers, directors, managers, trustees, employee benefits plans, administrators, members, shareholders and employees  (collectively, the “Released Parties”) – either individually or collectively – arising out of his employment by SMTC, or otherwise, up to and including the date he executes this Agreement – including, but not limited to, any and all claims for compensation or benefits of any kind (other than as expressly provided for under this Agreement), breach of contract, discrimination, harassment, retaliation, fraud, defamation or any other tort claims, and any claims under the Civil Rights Acts of 1866 and 1871; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Equal Pay Act; the National Labor Relations Act; the Employee Retirement Income Security Act (ERISA); the Americans with Disabilities Act of 1990; the Age Discrimination in Employment Act of 1967

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(ADEA); the Older Workers Benefit Protection Act (OWBPA); the Federal Rehabilitation Act of 1973; the Family and Medical Leave Act of 1993 (FMLA); the Genetic Information Nondiscrimination Act (GINA); the federal False Claims Act and the so-called Whistleblower Protection Act; Florida Private Sector Whistleblower’s Acts of 1986 and 1991; the Florida Civil Rights Act; the Arizona Employment Protection Act (AEPA); the Arizona Fair Wages and Healthy Families Act; the Arizona Equal Pay Act (A.R.S. § 23-340, et seq.); the Arizona Civil Rights Act; any and all other Florida or Arizona statutes, ordinances, rules or regulations; and any and all other federal, state or local laws, statutes, ordinances, treaties, rules or regulations, as amended, or under common law.

Employee represents and agrees that he has not filed any complaints, charges or lawsuits of any kind whatsoever against SMTC or any of the other Released Parties described above, nor is he aware of any basis to file any such complaints, charges or lawsuits with any governmental agency or any court, directly or on behalf of any other person or private or governmental entity, and Employee acknowledges that prior to his Separation Date, he had the opportunity to make SMTC aware of any such violations if any had existed.  Nothing contained in this Agreement shall be construed to prohibit Employee from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that by executing this Agreement, Employee waives (to the maximum extent permissible by law), and agrees that he will not seek or accept, any form of personal or monetary relief or recovery in any such charge, investigation or proceeding or any related complaint or lawsuit by Employee or on Employee’s behalf. Nothing in this Agreement is intended to prevent or interfere with Employee’s non-waivable right to participate or cooperate in any federal, state or local proceeding or investigation or limits, restricts or in any other way affects Employee’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity or requires Employee to provide prior notice to SMTC of the same.

Employee agrees to sign the Post-Employment Release by the later of seven (7) days following the Separation Date and twenty-one (21) days following the date hereof (and in no event before the Separation Date).  Employee further agrees that a signed and unrevoked Post-Employment Release is an express condition to Employee’s receipt and retention of the severance benefits described in Section 2 above.

5.Confidentiality of Information.  Employee agrees that any and all information which Employee has made, developed, originated or acquired either individually or jointly with any other person or persons at any time during the period of employment by SMTC prior to the Separation Date, which relates in any way to the business or type of business engaged in by SMTC or any of its Affiliates (“Confidential Information”) is to be kept confidential.  Confidential Information includes, but is not limited to, all concepts, techniques, processes, systems, devices, charts, manuals, price lists, payroll, personnel, administrative methods and information and improvements thereto; the names and identities of all clients, owners, customers and suppliers; the names, addresses, telephone number, qualifications, education, accomplishments, experience and resumes of all persons who have applied or been recruited for employment, for either or both permanent and temporary jobs; and all other information or materials which may give a

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competitive advantage to a competitor.  Employee agrees not use or to reveal, divulge or make known to any person, firm or corporation such Confidential Information and understands that if he discloses to others, uses for his own benefit or for the benefit of any person or entity other than SMTC, copies or makes notes of any such Confidential Information, such conduct will constitute a material breach of this Agreement.  Notwithstanding the foregoing, Employee cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed under seal in a lawsuit or other proceeding.  Notwithstanding this immunity from liability, Employee may be held liable if Employee unlawfully accesses trade secrets by unauthorized means.

6.Return of Property.  Employee represents and warrants that on or before the Separation Date he will return to SMTC all records, data, notes, reports, proposals, lists, correspondence, specifications and other documents or property, or reproductions of any aforementioned items, relating to SMTC, its parents, subsidiaries, affiliates, successors or assigns that were given to him by SMTC or were compiled or prepared by him in connection with his employment by SMTC (“Documents”).

7.Assignment of Rights to Intellectual Property.  Employee shall promptly and fully disclose all Intellectual Property to SMTC.  Employee hereby assigns and agrees to assign to SMTC (or as otherwise directed by SMTC) his full right, title and interest in and to all Intellectual Property.  Employee agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by SMTC to assign the Intellectual Property to SMTC (or as otherwise directed by SMTC) and to permit SMTC to enforce any patents, copyrights or other proprietary rights to the Intellectual Property.  Employee will not charge SMTC or any of its Affiliates for time spent in complying with these obligations.  All copyrightable works that the Executive creates during his employment shall be considered “work made for hire” and shall, upon creation, be owned exclusively by SMTC.  For purposes of this Agreement, “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by Employee (whether alone or with others, whether or not during normal business hours or on or off SMTC premises) during Employee’s employment that relate either to the business of SMTC or any of its Affiliates or to any prospective activity of SMTC or any of its Affiliates or that result from any work performed by Employee for SMTC or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of SMTC or any of its Affiliates.

8.Cooperation.  Without limiting the any other provision of this Agreement, Employee agrees to cooperate hereafter with SMTC and its attorneys and/or other agents or representatives on all issues in which he was involved or about which he gained knowledge while an employee of SMTC.  To the extent permitted by law, SMTC agrees to reimburse Employee at a rate of $155 per hour for any assistance requested by STMC hereunder during the first fifty-two weeks following the Separation Date.

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9.Non-Disparagement.  Subject to the last sentence of Section 4 above, Employee agrees that at no time shall he make, or cause any others to make, any disparaging or negative remarks to any third party (including, but not limited to, in any posting and/or other communication in any e-mail, social media or internet forum (e.g., Craigslist, Facebook, Glassdoor, Google, LinkedIn, Twitter, etc.)) regarding SMTC or any of the other Released Parties. SMTC agrees (i) to instruct its officers and directors as of the Separation Date not to disparage or criticize Employee and (ii) not to disparage or criticize Employee in authorized corporate communications to third parties.  Notwithstanding the foregoing, nothing herein shall prevent either Employee or any of SMTC’s senior executives from testifying truthfully in any legal or administrative proceeding where such testimony is compelled or requested, or from otherwise complying with applicable legal requirements.

10.Injunction.  In view of the nature of Employee’s employment, Employee agrees that SMTC would be irreparably harmed by any violation, or threatened violation of this Agreement and that, therefore, SMTC shall be entitled to temporary, preliminary and permanent injunctive relief prohibiting Employee from any violation or threatened violation of this Agreement, without having to post bond.  This right shall be in addition to and not by way of limitation of any other legal or equitable remedies to which SMTC may be entitled, including, but not limited to, the right of SMTC to seek recovery or set off of any and all consideration paid to Employee under this Agreement in the event Employee breaches this Agreement or this Agreement is held invalid. So that SMTC may enjoy the full benefit of the covenants contained in Sections 14, 15, and 16 below, Employee agrees that the Non-Competition Period or the Non-Solicitation Period (each as defined below), as applicable, shall be tolled, and shall not run, during the period of any breach by Employee of such covenants.

11.No Admission of Liability.  This Agreement shall not in any way be construed as an admission by SMTC that it has acted wrongfully with respect to Employee or any person, or that Employee has any rights whatsoever against SMTC or any of the Released Parties, and SMTC specifically disclaims any liability to or wrongful acts against Employee or any other person, on the part of itself or any of the Released Parties.

12.Time to Consider Agreement.  Employee shall have a period of 21 days from his receipt of this Agreement within which to review the Agreement, consult with an attorney regarding the Agreement, and determine whether or not to enter into the Agreement.  The parties agree that any non-material revisions to the original version of this Agreement submitted by SMTC to Employee would not re-start said 21-day period.

13.Revocation; Effective Date.  Should Employee enter into this Agreement, he shall have 7 days from and after the date of his execution of it within which to revoke it.  Revocation shall be in writing, delivered to Mr. Brian Kingston, Vice President of Human Resources, SMTC Assembly, 425 North Drive, Melbourne, FL 32935.  To be effective, revocation must be physically delivered on or before the end of the eighth calendar day from Employee’s execution of this Agreement.  This Agreement and the release herein are not effective or enforceable until the time for revocation of this Agreement has expired without Employee revoking his acceptance of the Agreement, with the day following the expiration of said revocation period being the effective date of the Agreement.

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14.Non-competition.  To protect SMTC's Confidential Information, goodwill, and other legitimate business interests and the good and valuable consideration offered to Employee herein, to which Employee would not otherwise be entitled, during the Non-Competition Period (as defined below), Employee agrees and covenants not to, directly or indirectly, (i) prepare to compete or compete against SMTC or any of its Affiliates (including but not limited to engaging in any activity that could have the effect of directing business away from SMTC or any of its Affiliates) in the Field (as defined below), (ii) or accept employment or establish any business relationship or association (including but not limited to a consulting relationship or acting as an owner, officer, director, shareholder, investor, guarantor, partner, member, manager, agent, employee, or independent contractor), direct or indirect, with any business entity or person in competition with SMTC or any of its Affiliates in the Field, or which plans to be in competition with SMTC or any of its Affiliates in the Field, including, but not limited to any businesses that engage in contract manufacturing services of a nature like or similar to that done by SMTC or any of its Affiliates, in any geographic area in which SMTC or any of its Affiliates does business or is actively planning to do business as of the Separation Date or within fifteen (15) miles of any location where SMTC or any of its Affiliates has one or more clients or customers as of the Separation Date, (iii) nor will Employee engage in any other activities that conflict with Employee’s obligations to SMTC, including, but not limited to, any activity that may require or inevitably require disclosure of SMTC trade secrets, proprietary information or Confidential Information. Notwithstanding the foregoing, the parties acknowledge that Employee’s employment or other business relationship or association with a business entity or person that does not compete or plan to compete with SMTC or any of its Affiliates will not, in itself, violate Employee’s obligations under this Section 14. For purposes of this Agreement, the “Field” shall mean the field of electronics manufacturing services for design, manufacture and testing of electronic components and assemblies and any other businesses that SMTC or any of its Affiliates is engaged in or actively planning to engage in as of the Separation Date. For purposes of this Agreement, the “Non-Competition Period” shall mean the period of twelve (12) months immediately following the Separation Date, unless a court of competent jurisdiction determines this duration to be unenforceable, in which case the duration shall be the longest of the following that is determined by a court of competent jurisdiction to be enforceable under applicable law: (a) nine (9) months or (b) six (6) months, in each case from and after the Separation Date.

15.Non-Solicitation of Employees.  Employee understands and acknowledges that SMTC has expended and continues to expend significant time and expense in recruiting and training its employees, and that the loss of employees would cause significant and irreparable harm to SMTC.  During the Non-Competition Period, Employee agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of, any employee of SMTC or any of its Affiliates who was such during the twelve (12)-month period immediately preceding the Separation Date.

16.Non-Solicitation of Customers and Other Business Partners.  Employee understands and acknowledges that SMTC has expended and continues to expend significant time and expense in developing customer, supplier, vendor, independent contractor and other business partner relationships, customer, supplier, vendor, independent contractor and other business partner information and goodwill, and that because of Employee's experience with and relationship

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with SMTC, he has had access to and learned about much or all of SMTC's and its Affiliates’ customer, supplier, vendor, independent contractor and other business partner information. Customer, supplier, vendor, independent contractor and other business partner information includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information and other information identifying facts and circumstances specific to the customer, supplier, vendor, independent contractor or other business partner and relevant to sales and services.

Employee understands and acknowledges that loss of such customer, supplier, vendor, independent contractor and other business partner relationship(s) and/or goodwill will cause significant and irreparable harm to SMTC.

Employee agrees and covenants, during the Non-Solicitation Period (as defined below), not to directly or indirectly (a) solicit or encourage any customer, supplier, vendor, independent contractor or other business partner of SMTC or any of its Affiliates who was such during the twenty-four (24)-month period immediately preceding the Closing Date to terminate or diminish its relationship with any of them or (b) solicit, contact (including, but not limited to, on or by e-mail, internet/social media site(s), regular mail, express mail, telephone, text message, fax, and/or instant message), attempt to contact or meet with any customer of SMTC or any of its Affiliates who was such during the twenty-four (24)-month period immediately preceding the Separation Date for purposes of offering or accepting goods or services similar to or competitive with those offered by SMTC or any of its Affiliates.  The restriction set forth in clause (b) above shall only apply to each of the following:

(i)customers Employee was introduced to or otherwise had contact with during Employee’s employment with SMTC;

(ii)customers about whom Employee has trade secrets or Confidential Information;

(iii)customers for whom Employee performed work during Employee's employment with SMTC; and

(iv)customers about whom Employee has information that is not available publicly.

For purposes of this Agreement, the “Non-Solicitation Period” shall mean the period of twenty-four (24) months immediately following the Separation Date, unless a court of competent jurisdiction determines this duration to be unenforceable, in which case the duration shall be the longest of the following that is determined by a court of competent jurisdiction to be enforceable under applicable law: (a) eighteen (18) months, (b) twelve (12) months, (c) nine (9) months or (d) six (6) months, in each case from and after the Separation Date.

17.Notice of Post-Employment Restrictions.  Employee agrees to notify any subsequent employer of his obligations and limitations under the restrictive covenants contained in this Agreement.  In addition, Employee authorizes SMTC to provide a copy of the restrictive covenants contained in this Agreement to third parties, including but not limited to, Employee's subsequent, anticipated or possible future employer.

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18.No Right to Reemployment.  Employee shall have no, and hereby specifically waives any, right to reinstatement, re-hire, or further employment with SMTC following the Separation Date.  Should Employee make any application for employment with SMTC or any of the other Released Parties in the future, Employee shall be denied employment or other remunerative relationship with SMTC or the Released Parties without SMTC or any of the Released Parties incurring any liability.  This Agreement shall constitute a legitimate, nondiscriminatory reason and non-retaliatory reason for refusal to employ Employee.

19.Employee Understanding.  Employee understands that this Agreement, and the Release contained herein, are a complete waiver, release and discharge all claims of any kind which he may have against SMTC and all of the other Released Parties, and he has entered into this Agreement and the Release knowingly and voluntarily.

20.Consultation with Attorney.  Employee acknowledges that SMTC hereby has advised him to consult with an attorney, and provided Employee with an opportunity to consult with an attorney, should Employee so choose, prior to executing this Agreement.

21. Waiver/Modification.  No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party charged therewith.  No failure of any party to exercise any power given such party hereunder or to insist upon strict compliance by any party with its obligations hereunder, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of the parties’ right to demand exact compliance with the terms hereof.

22.Severability.  The parties agree that the scope and terms of this Agreement are reasonable and that it is their intent and desire that this Agreement be enforced to the fullest extent permissible by law.  Should any provision of this Agreement be declared or determined by any court to be illegal, unenforceable or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, unenforceable or invalid part, term, or provision shall be enforced to the maximum extent permitted by law or deemed not to be part of this Agreement.

23. Binding Nature of Agreement/Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns and legal representatives.  This Agreement shall not be assigned; provided however, that SMTC shall have the right assign this Agreement to a parent, subsidiary, affiliate or successor entity, which may enforce this Agreement once assigned.

24.Governing Law/Venue/Waiver of Jury Trial.  This Agreement and the performance hereunder and all suits and special proceedings hereunder shall be governed by, and construed in accordance with, the laws of the State of Arizona.  All actions under this Agreement shall be taken in a court of competent jurisdiction within Brevard County, Florida.  Employee acknowledges that jurisdiction and venue are appropriate in said county, consents to personal jurisdiction therein and waives any defense that personal jurisdiction or venue therein is inappropriate.  Each party hereby irrevocably waives any right to a trial by jury in any proceeding arising out of or related to this

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Agreement, and/or any claims of any nature arising out of or related to your employment otherwise.

25.Attorneys’ Fees and Costs.  In the event that any party is required to commence or defend any action or proceeding against the other in order to enforce the provisions hereof or to challenge the provision hereof, the prevailing party in such action shall be entitled to recover, in addition to any amounts or relief otherwise awarded, all reasonable costs incurred in connection therewith, including attorneys’ fees, costs, and expenses for any action or proceeding or appeal thereof.

26.Tax Liability/Indemnification.  Employee assumes full responsibility for any and all taxes, interest and/or penalties that may ultimately be assessed upon any benefits provided for hereunder.  In the event that any taxing authority seeks to collect taxes, interest and/or penalties from Company on any benefits, including without limitation, those conveyed to Employee under this Agreement, Employee will hold Company harmless from any and all claims for such taxes, interest and/or penalties and will indemnify Company against any such claims.

27.Complete Agreement.  This Agreement contains the entire agreement of the parties, other than Employee’s obligations with respect to Confidential Information and other than relating to the Options, which will remain in effect in accordance with their respective terms.  All other prior agreements, representations, promises, and other communications, including the Employment Agreement, are hereby superseded by this Agreement. The parties acknowledge that no written or oral representations, inducements or promises have been made or relied upon that are not expressly set forth herein.

28. Counterparts. This Agreement may be executed in multiple counterparts, each of which is an original but which shall together constitute one and the same instrument.  A signed copy of the Agreement, sent by facsimile or e-mail, shall have the same force and effect as an original document.

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IN WITNESS WHEREOF, we have executed this Agreement this 3rd day of January, 2021.

/Richard Fitzgerald/
_____________________________________

EMPLOYEE

SMTC Corporation

By:/Edward Smith/

Name: Edward Smith

Title: President & Chief Executive Officer

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Exhibit A

General Release and Waiver of Claims

For and in consideration of certain benefits to be provided to Employee under the Separation Agreement between Employee and SMTC Corporation (“SMTC”), dated as of January 3, 2021 (the “Agreement”), which are conditioned on Employee signing this General Release and Waiver of Claims (this “Release of Claims”) and on Employee’s compliance with the restrictive covenants contained in the Agreement, Employee hereby releases, discharges, satisfies and cancels all claims, actions, causes of action and liabilities of any kind whatsoever which he now has, may now have or has ever had against SMTC; all of its subsidiaries, parent companies, related companies, affiliates, predecessors, successors and assigns (together, “Affiliates”); and all of their respective past, future and present representatives, agents, officers, directors, managers, trustees, employee benefits plans, administrators, members, shareholders and employees  (collectively, the “Released Parties”) – either individually or collectively – arising out of his employment by SMTC (and/or the termination of that employment), or otherwise, up to and including the date he executes this Agreement – including, but not limited to, any and all claims for compensation or benefits of any kind (other than as expressly provided for under this Agreement), breach of contract, discrimination, harassment, retaliation, fraud, defamation or any other tort claims, and any claims under the Civil Rights Acts of 1866 and 1871; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Equal Pay Act;; the National Labor Relations Act; the Employee Retirement Income Security Act (ERISA); the Americans with Disabilities Act of 1990; the Age Discrimination in Employment Act of 1967 (ADEA); the Older Workers Benefit Protection Act (OWBPA); the Rehabilitation Act of 1973; the Family and Medical Leave Act of 1993 (FMLA); the Genetic Information Nondiscrimination Act (GINA); the federal False Claims Act and the so-called Whistleblower Protection Act; Florida Private Sector Whistleblower’s Acts of 1986 and 1991; the Florida Civil Rights Act; the Arizona Employment Protection Act (AEPA); the Arizona Fair Wages and Healthy Families Act; the Arizona Equal Pay Act (A.R.S. § 23-340, et seq.); the Arizona Civil Rights Act; any and all other Florida or Arizona statutes, ordinances, rules or regulations; and any and all other federal, state or local laws, statutes, ordinances, treaties, rules or regulations, as amended, or under common law.

Employee represents and agrees that he has not filed any complaints, charges or lawsuits of any kind whatsoever against SMTC or any of the other Released Parties described above, nor is he aware of any basis to file any such complaints, charges or lawsuits with any governmental agency or any court, directly or on behalf of any other person or private or governmental entity, and Employee acknowledges that prior to his Separation Date (as defined in the Agreement), he had the opportunity to make SMTC aware of any such violations if any had existed.  Nothing contained in this Release of Claims shall be construed to prohibit Employee from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that by executing this Release of Claims, Employee waives (to the maximum extent permissible by law), and agrees that he will not seek or accept, any form of personal or monetary relief or recovery in any such charge, investigation or proceeding or any related complaint or lawsuit by Employee or on Employee’s behalf. Nothing in this Release of Claims is intended to prevent or interfere with Employee’s non-waivable right to participate or cooperate in any federal, state or local proceeding or investigation or limits, restricts or in any other way affects Employee’s

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communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity or requires Employee to provide prior notice to SMTC of the same.

Employee represents and warrants that, in accordance with Section 6 of the Agreement, Employee has returned to SMTC any and all Documents (as such term is defined in the Agreement) and other property of SMTC and its Affiliates that Employee had in Employee’s possession, custody or control on the date Employee’s employment with SMTC terminated and that Employee has retained no such property.  Without limiting the foregoing, Employee also represents and warrants that Employee has retained no copy of any such documents, materials or information.

Employee acknowledges that this Release of Claims creates legally binding obligations, and that SMTC hereby advises Employee to consult an attorney before signing it.  Employee further acknowledges that Employee may not sign this Release of Claims prior to the Separation Date.  In signing this Release of Claims, Employee gives SMTC assurance that Employee has signed it voluntarily and with a full understanding of its terms; that Employee has had sufficient opportunity of not less than twenty-one (21) days before signing this Release of Claims to consider its terms and to consult with an attorney, if Employee wished to do so; and that Employee has not relied on any promises or representations, express or implied, that are not set forth expressly in this Release of Claims.  Employee understands that Employee will have seven (7) days after signing this Release of Claims to revoke Employee’s signature, and that, if Employee intends to revoke Employee’s signature, Employee must do so in writing addressed and delivered to Mr. Brian Kingston, Vice President of Human Resources, SMTC Assembly, 425 North Drive, Melbourne, FL 32935, prior to the end of the seven (7)-day revocation period.  Employee understands that this Release of Claims will become effective upon the eighth (8th) day following the date that Employee signs it, provided that Employee does not revoke Employee’s acceptance in accordance with the immediately preceding sentence.

This Release of Claims constitutes the entire agreement between Employee and SMTC and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to Employee’s employment, its termination and all related matters, excluding only the Agreement and the PIIAA (as such term is defined in the Agreement), which shall remain in full force and effect in accordance with their terms.  This Release of Claims may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by Employee and an expressly authorized representative of SMTC.

Accepted and agreed:

Signature:____________________________

Rich Fitzgerald

Date:  ____________________________

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